Exhibit 99.1

INTERNATIONAL RECTIFIER REPORTS
FISCAL FOURTH QUARTER RESULTS

Gross Margin Up 160 Basis Points From Prior Quarter, Near Record Level

Business Outlook Remains Strong

EL SEGUNDO, Calif., July 29, 2004 – International Rectifier today reported pro forma earnings of $36.6 million (or $0.52 per share) in the June quarter (after the dilutive impact of $0.01 per share from the first-time inclusion of 7.4 million shares underlying the Company’s convertible debenture).  This compares to $29.8 million (or $0.43 per share) in the March quarter and $15.4 million (or $0.24 per share) in the prior-year quarter.

The pro forma June quarter earnings excluded a $9.5 million pretax charge for ongoing severance and restructuring activities.  The pro forma March quarter earnings excluded $9.9 million in restructuring-related pretax charges and $5.9 million pretax gain related to the Hitachi settlement.  The prior-year June quarter pro forma earnings excluded $3.8 million in restructuring-related pretax charges.

On a GAAP basis, net income was $29.4 million (or $0.42 per share) in the June quarter versus $26.7 million (or $0.39 per share) in the March quarter and $13.2 million (or $0.20 per share) in the prior-year quarter. The calculation of June quarter GAAP earnings per share included the dilutive impact of 7.4 million shares underlying the Company’s convertible debenture.

Revenues were $298.6 million in the June quarter, up 8 percent from $275.4 million in the March quarter, and up 31 percent from $228.4 million in the prior-year quarter.  In the June quarter, we discontinued $14 million of commodity product revenues as previously announced.  If included, these revenues would have meant an overall growth rate of about 13 percent.  Revenues were up across all regions, led by Asia Pacific, up 14 percent over the March quarter and 60 percent from the prior-year quarter.  Sales of high performance analog ICs and advanced circuit devices grew 10 percent from the prior quarter and 57 percent from the prior-year quarter. Overall, orders rose 5 percent from the March quarter and 37 percent over the prior-year quarter to reach a new record level.

Chief Executive Officer Alex Lidow stated, “Orders grew steadily throughout the quarter with June being the strongest month. Our backlog is the highest in the Company’s history.  It has grown steadily every quarter for the past seven quarters climbing to over $400 million, up 65 percent, from the prior year.  Our record backlog of unfilled orders reflects, in part, the success of our proprietary products in the new generation of desktops, notebooks and servers combined with the strong growth of corporate IT spending.  Our IT revenue grew 20 percent sequentially and 69 percent from a year ago.”

Distributor shipments of IR products to their customers hit a record level in the June quarter, up 11 percent over March and 49 percent from the prior-year quarter.  IR shipments to distributors increased 4 percent from the March quarter and 32 percent from the prior-year quarter, and represented 29 percent of revenues.  Pricing was firm in the June quarter, consistent with earlier guidance.

Royalties in the June quarter were $10.9 million, up slightly from the March quarter. Cash from operations was $80 million for the quarter and $163 million for the fiscal year.  The Company’s cash and cash investments totaled $836 million at the end of the June quarter.

June quarter gross margin expanded 160 basis points from the March quarter to 41.2 percent, approaching record levels.  Gross margin on incremental sales exceeded expectations at 59 percent, primarily resulting from a richer mix of proprietary products.

IR secured over $170 million in design wins in the June quarter reaching an all-time record.  During the quarter, IR won significant new business in target markets:

•                  For information technology applications, IR’s ICs and advanced circuit devices including XPhase™, DirectFET™, DCBus™, and iPOWIR™ won leading positions at seven of the top PC and server companies and two of the top communications networking companies.  In notebooks and desknotes, IR won 22 new designs for Intel’s latest Dothan platform and 23 P4 mobile-based designs.  In desktops, IR secured three additional designs based on Intel’s new Grantsdale platform.  In high performance servers, IR won 26 new designs in platforms using Intel’s Nocona processor and Lindenhurst chipset, and an additional 15 designs in other processor platforms.  IR won 27 new proprietary product designs at the leading communication networking companies.  Across each of these new platforms, IR’s value and unit content is significantly higher than in previous generations.

•                  In consumer electronics, Samsung, LG, TDK and Matsushita chose high performance proprietary analog ICs and advanced circuit devices from IR to power their plasma, LCD and DLP digital televisions.

•                  In energy-efficient appliances, IR won new designs for Sanyo, Miele, Hitachi, and Carrier programs.

•                  IR was selected for upcoming Bosch, Delphi, Motorola Automotive, Siemens VDO, Continental, and TRW programs and for BMW, Volkswagen, Audi, Ford and DaimlerChrysler vehicles for integrated starter alternators, electric power steering, engine preheat systems, and direct fuel injection systems.

•                  Power systems and advanced circuit devices won new designs for satellites and defense systems for Lockheed-Martin, General Dynamics, Honeywell, NASA, and Northrop-Grumman.

Outlook

Alex Lidow noted, “In July, orders continue strong, up dramatically from the prior-year quarter, with normal seasonal business patterns being reflected on a sequential basis, most notably in the automotive and European markets.  We have more than 90 percent backlog coverage of our target revenue for the September quarter.  A PC upgrade cycle is clearly visible, fueled by business customers as noted in the latest CIO surveys as well as by the leaders in microprocessors, software, and PCs.  Within this backdrop of very promising market prospects, IR continues to discontinue or divest commodity, non-strategic product businesses.  Looking at the September quarter, revenues are expected to grow 1 to 3 percent sequentially taking into account the planned divestiture of approximately $11 million of products which, if included, would translate into an equivalent of a 5 to 7 percent growth rate for the overall company.  We expect our overall gross margins to increase 150 basis points or more, setting record levels in September.

“We continue to see broad end-market demand for our high performance analog ICs and advanced circuit device orders which are up 54 percent year-over-year.  IR’s leading design positions will continue to drive our growth.”

For the fiscal year just ended, pro forma net income was $110.8 million (or $1.61 per share) on revenues of $1.06 billion, compared to prior-year pro forma net income of $48.5 million (or $0.75 per share) on revenues of $864.4 million. The calculation of fiscal 2004 pro forma earnings per share included a $0.01 dilutive impact from the 7.4 million shares underlying the Company’s convertible debenture.  On a GAAP basis, IR reported a net income of $89.8 million (or $1.31 per share) for the fiscal 2004 compared to a net loss of $89.6 million (or $1.40 per share) for fiscal 2003.

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses pro forma or non-GAAP results of operations that exclude costs related to restructuring activities and one-time income/loss items. IR discloses both pro forma and actual results of operations in order to allow the users of its financial statements to assess the Company’s operating results with and without charges associated with the Company’s ongoing restructuring initiatives previously announced in March 2002, and with and without the $5.9 million one-time net pretax gain from the settlement with Hitachi.  In connection with the restructuring activities, among other things, the Company is de-emphasizing some parts of its commodity business and accelerating the move to its proprietary products.  The Company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately calendar year-end 2004.

The following reconciles reported net income and earnings per share to pro forma net income and earnings per share for the fiscal quarters ended June 30, 2004, March 31, 2004 and June 30, 2003, and the years ended June 30, 2004 and 2003 (in thousands, except per share amounts):

	For the Quarter Ended
	June 30, 2004	March 31, 2004	June 30, 2003
Net income	$29,407	$26,745	$13,238
Costs from restructuring activities (net of tax benefit)	7,213	7,509	2,157
Other income, net of expenses, from Hitachi settlement (net of tax benefit)	—	(4,448)	—
Pro forma net income	36,620	29,806	15,395
Conversion of subordinated notes (net of tax benefit)	2,629	—	—
Pro forma net income, diluted	$39,249	$29,806	$15,395

EPS, basic	$0.44	$0.41	$0.21
Effect of dilutive securities	(0.02)	(0.02)	(0.01)
EPS, diluted (1)	0.42	0.39	0.20
Costs from restructuring activities	0.11	0.11	0.04
Other income, net of expenses, from Hitachi settlement	—	(0.07)	—
Effect of dilutive securities	(0.01)	—	—
Pro forma EPS, diluted (1)	$0.52	$0.43	$0.24

Basic EPS shares	66,196	65,826	64,165
Effect of dilutive securities:
Convertible subordinated notes	7,439	—	—
Stock options	2,554	3,306	1,220
Diluted EPS shares (1)	76,189	69,132	65,385

(1)          June 30, 2004 quarter includes the dilutive effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock, which negatively impacted actual and pro forma EPS by $0.01 for the quarter.  The conversion effect has not been included in the computation of actual or pro forma diluted EPS for the quarters ended March 31, 2004 and June 30, 2003, since such effect would be anti-dilutive.

	For the Year Ended
	June 30, 2004	June 30, 2003
Net income	$89,770	$(89,639)
Costs from restructuring activities (net of tax benefit)	25,453	138,168
Other income, net of expenses, from Hitachi settlement (net of tax benefit)	(4,448)	—
Pro forma net income	110,775	48,529
Conversion of subordinated notes (net of tax benefit)	11,275	—
Pro forma net income, diluted	$122,050	$48,529

EPS, basic	$1.37	$(1.40)
Effect of dilutive securities	(0.06)	—
EPS, diluted	1.31	(1.40)
Costs from restructuring activities	0.39	2.16
Other income, net of expenses, from Hitachi settlement	(0.07)	—
Effect of dilutive securities	(0.02)	(0.01)
Pro forma EPS, diluted (2)	$1.61	$0.75

Basic EPS shares	65,459	63,982
Effect of dilutive securities	2,904	—
Diluted EPS shares	68,363	63,982
Effect of dilutive securities	7,439	859
Pro forma diluted EPS shares (2)	75,802	64,841

(2)          June 30, 2004 pro forma EPS includes the dilutive effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock, which impacted fiscal 2004 pro forma EPS by $0.01.  The conversion effect has not been included in the computation of fiscal 2004 actual diluted EPS or fiscal 2003 actual and pro forma diluted EPS, since such effect would be anti-dilutive.

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include greater than expected costs of implementing company restructuring plans; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the failure of market demand to materialize as anticipated; the effectiveness of cost controls and cost reductions (including, without limitation, those associated with our acquisition initiatives); pricing pressures; unexpected costs or delays associated with cost-reduction efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment (including, without limitation, those associated with the company’s restructuring initiatives); product claims, litigation, investigations, returns and recalls, and the cost of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; delays in transferring, integrating, and ramping production lines or completing customer qualifications (including, without limitation, those associated with the company’s restructuring and acquisition initiatives); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry and competitive conditions; economic conditions in the company’s markets around the world and the timing of changes in market conditions; the company’s mix of product shipments; the success of working capital management programs; failure of suppliers and subcontractors to meet their delivery commitments; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods; the impact of changes in laws and regulations, including tax, trade and export regulations and policies; the initiation of or actual results of any outstanding patent and other litigation, whether asserted by or against us; impacts on our royalties from patent licensee redesign, a decline in sales by licensees, or change in product mix to non-infringing devices; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Form 10-K and 10-Q.  Additionally, to the foregoing factors should be added the financial and other ramifications of terrorist actions.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212-896-6121 or by logging onto the Internet at http://www.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time.  A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Thursday, July 29 until midnight Eastern time (9:00 p.m. Pacific time) on Tuesday, August 3.  To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21193652, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

XPhase, DCBus, DirectFET, and iPOWIR are trademarks of International Rectifier.

Centrino, Intel, and Pentium are trademarks of Intel Corporation. Other names and brands may be claimed as the property of others.

International Rectifier Corporation and Subsidiaries

Consolidated Statement of Operations

(In thousands except per share amounts)

	(Unaudited)
	Three Months Ended June 30		Twelve Months Ended June 30
	2004	2003	2004	2003
Revenues	$298,646	$228,370	$1,060,500	$864,443
Cost of sales	175,753	148,803	649,406	576,633
Gross profit	122,893	79,567	411,094	287,810

Selling and administrative expense	47,007	37,253	164,723	142,499
Research and development expense	24,882	21,233	92,156	78,904
Amortization of acquisition-related intangibles	1,404	1,368	5,623	5,364
Impairment of assets, restructuring and severance	9,508	3,847	33,534	187,890
Other (income) expense, net	609	214	(5,038)	22
Interest (income) expense, net	717	(757)	1,812	(671)
Income (loss) before income taxes	38,766	16,409	118,284	(126,198)

Provision for (benefit from) income taxes	9,359	3,171	28,514	(36,559)
Net income (loss)	$29,407	$13,238	$89,770	$(89,639)

Net income (loss) per common share
Basic	$0.44	$0.21	$1.37	$(1.40)
Diluted	$0.42	$0.20	$1.31	$(1.40)

Average common shares outstanding - basic	66,196	64,165	65,459	63,982
Average common shares and potentially dilutive securities outstanding - diluted	76,189	65,385	68,363	63,982

International Rectifier Corporation and Subsidiaries

Condensed Consolidated Balance Sheet

(In thousands)

	June 30 2004	June 30 2003
Assets

Current assets:
Cash, cash equivalents and cash investments	$560,154	$492,472
Trade accounts receivable	154,911	138,097
Inventories, net	159,908	173,577
Deferred income taxes	44,141	32,211
Prepaid expenses and other receivables	34,096	38,482

Total current assets	953,210	874,839

Long-term cash investments	276,055	229,020

Property, plant and equipment, net	393,919	346,557

Other assets	393,822	371,436

Total assets	$2,017,006	$1,821,852

Liabilities and Stockholders’ Equity

Current liabilities:
Bank loans	$18,866	$17,121
Long-term debt, due within one year	274	1,183
Accounts payable	78,164	86,911
Accrued salaries, wages and commissions	36,510	28,951
Other accrued expenses	81,222	77,567

Total current liabilities	215,036	211,733

Long-term debt, less current maturities	560,019	579,379
Other long-term liabilities	22,950	14,208
Deferred income taxes	14,789	4,293

Stockholders’ equity:
Common stock	66,359	64,186
Capital contributed in excess of par value of shares	757,168	699,446
Retained earnings	297,685	207,915
Accumulated other comprehensive income	83,000	40,692
Total stockholders’ equity	1,204,212	1,012,239

Total liabilities and stockholders’ equity	$2,017,006	$1,821,852